U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                     FORM 5
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                        Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


[ ] Check box if no longer subject to
    Section 16.  Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).
[ ] Form 3 Holdings Reported
[ ] Form 4 Holdings Reported

1.   Name and Address of Reporting Person
     Abbott         Sherry            L.
     (Last)         (First)        (Middle)

     4645 E. Downington Road
                    (Street)

     Deckerville    Michigan       48427
     (City)              (State)        (Zip)


2.   Issuer Name and Ticker or Trading Symbol
     Southeastern Michigan Gas Enterprises, Inc. -- SMGS


3.   IRS or Social Security Number of Reporting Person (Voluntary)


4.   Statement for Month/Year
     December 1996


5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer (Check all applicable)
     [ ] Director                       [ ] 10% Owner
     [X] Officer (give title below)     [ ] Other (specify below)

                               Corporate Secretary
                         -------------------------------


7.   Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person

                          Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of        2. Trans-       3. Trans-      4. Securities Acquired (A)     5. Amount of        6. Owner-         7. Nature
   Security           action          action         or Disposed of (D)             Securities          ship              of In-
   (Instr. 3)         Date            Code           (Instr. 3, 4 and 5)            Beneficially        Form:             direct
                                      (Instr.     --------------------------        Owned at End        Direct            Bene-
                      (Month/         8)                      (A)                   of Issuer's         (D) or            ficial
                       Day/                                    or                   Fiscal Year         Indirect          Owner-
                       Year)                       Amount     (D)     Price         (Instr. 3           (I)               ship
                                                                                    and 4)              (Instr. 4)        (Instr. 4)
----------------   --------------  ----------     --------    ---    -------     ------------------  ----------------  -------------
Common Stock                                                                     471.63                   D
Common Stock       10/09/96            I          6.5062       A     $18.090     Next Line                I            By 401(k)
                                                                                                                       Plan
Common Stock       10/23/96            I          6.7243       A     $17.500     Next Line                I            By 401(k)
                                                                                                                       Plan
Common Stock       11/06/96            I          6.5380       A     $17.875     Next Line                I            By 401(k)
                                                                                                                       Plan
Common Stock       11/18/96            I          2.2773       A     $18.250     Next Line                I            By 401(k)
                                                                                                                       Plan
Common Stock       11/20/96            I          6.7097       A     $17.500     Next Line                I            By 401(k)
                                                                                                                       Plan
Common Stock       12/04/96            I          6.1762       A     $18.500     Next Line                I            By 401(k)
                                                                                                                       Plan
Common Stock       12/18/96            I          6.1762       A     $18.500     239.3803                 I            By 401(k)
                                                                                                                       Plan
Common Stock                                                                     655.00                   I            By ESOT
                                                                                                                       Trust

                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
1.         2.        3.        4.         5.                 6.              7.              8.        9.        10.       11.
Title of   Conver-   Trans-    Transac-   Number of Deriv-   Date Exer-      Title and       Price     Number    Owner-    Nature
Deriva-    sion or   action    tion Code  ative Securities   cisable and     Amount of       of        of Deriv- ship      of In-
tive       Exercise  Date      (Instr.    Acquired (A) or    Expiration      Underlying      Deriv-    ative     of        direct
Security   Price of  (Month/   8)         Disposed of (D)    Date            Securities      ative     Secur-    Deriva-   Bene-
(Instr.    Deriv-    Day/                 (Instr. 3, 4,      (Month/Day/     (Instr. 3       Secur-    ities     tive      ficial
3)         ative     Year)                and 5)             Year)           and 4)          ity       Bene-     Secu-     Own-
           Security                       ------------------ --------------- --------------- (Instr.   ficially  ity:      ership
                                                                                             5)        Owned     Direct    (Instr.
                                                                                      Amount           at End    (D) or    4)
                                                             Date                     or               of        Indi-
                                                             Exer-   Expir-           Num-             Year      rect (I)
                                                             cis-    ation   Title    ber of           (Instr.   (Instr.
                                             (A)      (D)    able    Date             Shares           4)        4)
---------- --------- --------- ---------- --------  -------- ------- ------- -------- ------ --------- --------- --------- --------
None

Explanation of Responses:

                                   Sherry L. Abbott         January 25, 1997
                                   ---------------------    -----------------
                                   **Signature of                Date
                                     Reporting Person
**Intentional misstatements or
  omissions of facts constitute
  Federal Criminal Violations.
  See 18 U.S.C. 1001 and
  15 U.S.C. 78ff(a).